Exhibit 99

July 29, 2016

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2016 EARNINGS

Net Income of $13.3 Million
American Continues to Deliver Solid Results

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income of $13.3 million for the second quarter of 2016 compared to $12.7 million in the first (or linked) quarter of 2016 and $12.9 million in the second quarter of 2015.
“American delivered strong deposit and loan growth this quarter, driving higher net interest income and bottom line improvement,” said Rich Wacker, president and chief executive officer of American. “We also launched our new eBanking platform, providing improved account access and eServices for our consumer and business customers from their desktop, tablet or mobile devices, as well as lower ongoing costs for the bank.”
Second quarter 2016 net income was $0.6 million higher than the linked quarter primarily driven by $1 million (after-tax) higher revenues due to higher noninterest income which included gains on sale of securities and higher mortgage banking income and higher net interest income primarily due to growth in the commercial real estate and consumer loan portfolios. Higher revenues were partially offset by $1 million (after-tax) higher noninterest expense due primarily to costs related to the replacement and upgrade of the electronic banking platform.
Compared to the second quarter of 2015, net income improved by $0.4 million primarily driven by $3 million (after-tax) higher net interest income due to growth in the commercial real estate, consumer loan and investment portfolios and higher yields on interest-earning assets. This was offset by the following on an after-tax basis:

•	$2 million higher provision for loan losses mainly driven by commercial real estate and consumer loan growth and downgrades of specific commercial credits in the second quarter of 2016; and
_______________________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 29, 2016

•	$1 million higher noninterest expense primarily due to costs related to the replacement and upgrade of the electronic banking platform.
Net interest income (pretax) was $51.0 million in the second quarter of 2016 compared to $50.4 million in the linked quarter of 2016 and $46.6 million in the prior year quarter. The increase compared to the prior year quarter was primarily attributable to growth in the commercial real estate loan, the consumer loan and the investment securities portfolios and to higher yields on interest-earning assets. Net interest margin was 3.58% compared to 3.62% in the linked quarter and 3.52% in the second quarter of 2015.
Provision for loan losses (pretax) was $4.8 million in the second quarter of 2016, flat compared to the $4.8 million in the linked quarter of 2016 and higher than the $1.8 million in the second quarter of 2015. The increase in provision compared to the prior year quarter was mainly due to commercial real estate and consumer loan growth and specific downgrades to commercial credits in the second quarter of 2016. The net charge-off ratio was 0.15% compared to 0.21% in the linked quarter and 0.11% in the prior year quarter. Credit quality remains within acceptable limits and the increasing loan loss reserves reflect growth in commercial real estate and consumer loans which require higher reserve levels.
Noninterest income (pretax) was $16.6 million in the second quarter of 2016, compared to $15.4 million in the linked quarter and $16.4 million in the second quarter of 2015. The $1.2 million higher noninterest income compared to the linked quarter was primarily due to the gain on sale of investment securities and slightly higher mortgage banking income in the second quarter of 2016.
Noninterest expense (pretax) was $42.6 million in the second quarter of 2016, compared to $41.4 million in the linked quarter and $41.5 million in the second quarter of 2015. The higher noninterest expense in the second quarter of 2016 was impacted by $1.2 million due to costs related to the replacement and upgrade of the electronic banking platform.
Total loans were $4.8 billion at June 30, 2016, an increase of $112 million and $138 million in the second quarter and year-to-date 2016, respectively. Year-to-date annualized loan growth was 6.0%, in line with American’s target of mid-single digit loan growth for the full year.
Total deposits were $5.2 billion at June 30, 2016, an increase of $92 million and $207 million in the second quarter and year-to-date 2016, respectively. Year-to-date annualized deposit growth of 8.2% was primarily driven by the $126 million (5.6% year-to-date annualized) increase in low-cost core deposits. Average cost of funds remained low at 0.23% for the second quarter of 2016, unchanged from the linked quarter and 1 basis point higher than the prior year quarter.
American’s return on average equity was 9.2% for the second quarter of 2016, compared to 8.9% in the linked quarter and 9.4% in the second quarter of 2015. Return on average assets was 0.86% for the second quarter of 2016, compared to 0.84% in the linked quarter and 0.89% in the same quarter last year. American’s solid

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 29, 2016

results enabled it to pay dividends of $9.0 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.7% and total capital ratio of 13.2% at June 30, 2016.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2016 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2016 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2016.
HEI plans to announce its second quarter and year-to-date 2016 consolidated financial results on Thursday, August 4, 2016 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2016 EPS guidance on Thursday, August 4, 2016, at 11:00 a.m. Hawaii time (5:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (888) 311-8190 and entering passcode: 16065228.  International parties may listen to the conference by calling (330) 863-3378 and entering passcode: 16065228 or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through August 18, 2016, by dialing (855) 859-2056 or (404) 537-3406 and entering passcode: 16065228.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 29, 2016

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2015, HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
Interest and dividend income
Interest and fees on loans	$49,690	$48,437	$46,035	$98,127	$91,233
Interest and dividends on investment securities	4,443	5,017	3,306	9,460	6,357
Total interest and dividend income	54,133	53,454	49,341	107,587	97,590
Interest expense
Interest on deposit liabilities	1,691	1,592	1,266	3,283	2,526
Interest on other borrowings	1,467	1,485	1,487	2,952	2,953
Total interest expense	3,158	3,077	2,753	6,235	5,479
Net interest income	50,975	50,377	46,588	101,352	92,111
Provision for loan losses	4,753	4,766	1,825	9,519	2,439
Net interest income after provision for loan losses	46,222	45,611	44,763	91,833	89,672
Noninterest income
Fees from other financial services	5,701	5,499	5,550	11,200	10,905
Fee income on deposit liabilities	5,262	5,156	5,424	10,418	10,739
Fee income on other financial products	2,207	2,205	2,103	4,412	3,992
Bank-owned life insurance	1,006	998	1,058	2,004	2,041
Mortgage banking income	1,554	1,195	2,068	2,749	3,890
Gains on sale of investment securities, net	598	—	—	598	—
Other income, net	288	333	239	621	974
Total noninterest income	16,616	15,386	16,442	32,002	32,541
Noninterest expense
Compensation and employee benefits	21,919	22,434	22,319	44,353	44,085
Occupancy	4,115	4,138	4,009	8,253	8,122
Data processing	3,277	3,172	2,953	6,449	6,069
Services	2,755	2,911	2,833	5,666	5,174
Equipment	1,771	1,663	1,690	3,434	3,391
Office supplies, printing and postage	1,583	1,365	1,303	2,948	2,786
Marketing	899	861	844	1,760	1,685
FDIC insurance	913	884	773	1,797	1,584
Other expense	5,382	3,975	4,755	9,357	8,960
Total noninterest expense	42,614	41,403	41,479	84,017	81,856
Income before income taxes	20,224	19,594	19,726	39,818	40,357
Income taxes	6,939	6,921	6,875	13,860	14,031
Net income	$13,285	$12,673	$12,851	$25,958	$26,326
Comprehensive income	$16,051	$20,310	$9,544	$36,361	$26,862
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.86	0.84	0.89	0.85	0.93
Return on average equity	9.22	8.89	9.38	9.06	9.67
Return on average tangible common equity	10.75	10.39	11.04	10.57	11.39
Net interest margin	3.58	3.62	3.52	3.60	3.52
Efficiency ratio	63.05	62.96	65.81	63.00	65.67
Net charge-offs to average loans outstanding	0.15	0.21	0.11	0.18	0.08
As of period end
Nonperforming assets to loans outstanding and real estate owned	1.02	1.03	0.70
Allowance for loan losses to loans outstanding	1.16	1.13	1.04
Tangible common equity to tangible assets	8.15	8.08	8.16
Tier-1 leverage ratio	8.7	8.7	8.8
Total capital ratio	13.2	13.2	13.5
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.0	$9.0	$7.5
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2016		December 31, 2015

Assets
Cash and due from banks		$111,738		$127,201
Interest-bearing deposits		62,850		93,680
Available-for-sale investment securities, at fair value		894,021		820,648
Stock in Federal Home Loan Bank, at cost		11,218		10,678
Loans receivable held for investment		4,754,954		4,615,819
Allowance for loan losses		(55,331)		(50,038)
Net loans		4,699,623		4,565,781
Loans held for sale, at lower of cost or fair value		6,217		4,631
Other		320,233		309,946
Goodwill		82,190		82,190
Total assets		$6,188,090		$6,014,755
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,583,420		$1,520,374
Deposit liabilities–interest-bearing		3,648,783		3,504,880
Other borrowings		272,887		328,582
Other		103,396		101,029
Total liabilities		5,608,486		5,454,865
Common stock		1		1
Additional paid in capital		341,849		340,496
Retained earnings		244,622		236,664
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$8,111		$(1,872)
Retirement benefit plans	(14,979)	(6,868)	(15,399)	(17,271)
Total shareholder’s equity		579,604		559,890
Total liabilities and shareholder’s equity		$6,188,090		$6,014,755

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

6